Exhibit 23
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 27, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Marine Products Corporation, (the "Company") on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 333-59886, effective May 1, 2001; File No. 333-117837, effective July 30, 2004; and File No. 333-195425, effective April, 22, 2014).

/s/ Grant Thornton LLP
Atlanta, Georgia
February 27, 2015